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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of the date below first written by and between Synergy Insurance Services, Inc., a Georgia corporation (the "Company") and Lloyd A. Fox, a resident of the State of Georgia (the "Employee").

                             W I T N E S S E T H:

     Whereas, the Company desires to retain the services of the Employee and the Employee desires to continue to provide his services as President and Chief Executive Officer of the Company according to the provisions set forth hereinbelow;

     Whereas, the Company and the Employee agree that their mutual best interests can be best served by entering into this Agreement;

     Now, Therefore, in consideration of these premises and the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs the Employee as its President and Chief Executive Officer and the Employee hereby accepts such employment under and subject to the terms and conditions of this Agreement. The Employee represents and warrants that he has the right, power and authority to enter into this Agreement and that he is under no prohibition regarding his performance hereunder. The Company represents and warrants that it has the right, power and authority to enter into this Agreement.

     2. Duties.

        (a) The Employee shall competently and diligently manage the daily operations and perform the normal duties and responsibilities of a President and Chief Executive Officer of the Company (including, without limitation, those matters set forth in Exhibit A attached hereto) which is engaged in providing insurance management, insurance and reinsurance underwriting services, loss control services, marketing services, bond underwriting and agency services, and such other related duties and responsibilities consistent with the foregoing as may be reasonably assigned to him from time to time by the board of directors of the Company (the "Board of Directors").

        (b) The Employee shall timely report to the Board of Directors as may be reasonably requested of the Employee.

        (c) The Employee shall devote his full time, skills and best efforts to the performance of his duties hereunder, to the exclusion of all other
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employment activities, except as otherwise provided in this Agreement; provided, however, that the Employee may manage his own passive investments so long as such management does not interfere materially with the performance of his duties hereunder.

        (d) The Employee shall generally perform his duties from the offices of the Company which are located in the metropolitan area of Atlanta, Georgia, and the Employee shall not be required to relocate his office unless mutually approved by the Board of Directors and the Employee.

        (e) During the term of this Agreement, the Company acknowledges that the Employee shall also serve as president and chief executive officer, director and a member of the executive committee of (i) American Safety Casualty Insurance Company ("ASCIC"), the corporate parent of the Company, and its corporate parent, American Safety Insurance Group, Ltd. ("ASIG"); and (ii) such other insurance, reinsurance and/or bonding companies managed or owned by the Company or its corporate parent(s) or affiliates as the parties may mutually agree. The Employee shall receive no additional cash or equity compensation for acting as president and chief executive officer, a director and a member of the executive committee of ASCIC, ASIG, or such other companies as aforesaid, but shall otherwise be entitled to any other benefits that may accrue to each office.

        (f) The Company (and all other companies or corporate affiliates pursuant to Paragraph 2(e) hereof) shall indemnify and hold harmless the Employee from and against all claims, suits, judgments and damages asserted or claimed by affiliated or unaffiliated third persons or entities, arising out of the Employee's good faith efforts to implement the policies and procedures of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof). However, such indemnification shall not arise as a result of any action or failure to act by the Employee through his gross negligence, willful misconduct or breach of duty of loyalty in connection with performance of his duties under this Agreement. The Employee shall not be held responsible or liable to the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof) for any losses or errors or omissions arising out of the performance of his duties in accordance with the policies and procedures of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof) as communicated to the Employee from time to time in writing, except as a result of any action or failure to act by the Employee through his gross negligence, willful misconduct or breach of duty of loyalty in connection with the performance of his duties under this Agreement.

     3. Compensation. In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary of $350,000 per year until January 1, 1998 and thereafter $375,000 per annum during the term of this Agreement, which salary shall be paid in equal installments in arrears

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on a twice-monthly basis. In addition, the Employee shall be entitled to receive a discretionary bonus, subject to Executive Committee approval, based on the profitability of ASIG and its subsidiaries and affiliated companies on a group basis.

     4. Other Benefits. The Employee shall be entitled to the following fringe benefits and any other such benefits which may be approved by the board of directors of the Company from time to time during the term of this Agreement:

        (a) Insurance Benefits. Employee shall be entitled to participate in such major medical health insurance, accident and long term disability insurance, and life insurance programs as the Company may from time to time make available to its senior executive employees. In addition, the Company shall purchase and maintain during the term of this Agreement at least a $2,000,000 key-man life insurance policy on the Employee for the benefit of the Company. The Employee agrees to submit to medical examinations for such insurance and supply such information as may be required in connection therewith.

        (b) Stock Option Programs. The Employee shall participate in all stock option plans which ASIG may from time to time make available to the senior executive employees of the Company. The Employee shall also make recommendations to the Executive Committee of ASIG regarding the grant of stock options to senior executive employees of the Company.

        In addition to the foregoing, the Employee shall have the option to purchase up to 39 shares of common stock of ASIG at a purchase price equal to 95% of the book value per share of ASIG common stock as of December 31, 1996. This option may be exercised, in whole or in part, by written notice to ASIG by the Employee with corresponding payment of the purchase price, at any time, and from time to time, until not later then March 7, 2002. The determination of the book value of ASIG and shall be made in accordance with generally accepted accounting principles for the insurance business consistently applied by the independent certified public accountants customarily used by ASIG and with the most recent actuarial reports from the independent actuarial consulting firm customarily used by ASIG. This option may be assigned by the Employee to an affiliated company or entity owned or controlled by the Employee.

        (c) Vacation. The Employee shall be entitled to six weeks of vacation during each fiscal year period of employment hereunder. The Employee agrees that he shall schedule such vacation time so as not to materially impair the performance of the Employee's duties hereunder. Any unused vacation time during the term hereof must be used within six months from the end of each fiscal year period hereunder and if not used such unused vacation time shall not accrue for use in any subsequent period. Subject to the foregoing sentence, payment shall be made for accrued and unused vacation time through the date of termination of this Agreement.

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        (d) Business Expenses. The Company shall reimburse the Employee within fifteen days of submission of expense statements for all reasonable and necessary business expenses (including club dues) incurred by the Employee in connection with the performance of his duties hereunder and the business affairs of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof). The Employee will present such expense reports in compliance with the procedures established by the Company from time to time.

        (e) Automobile Allowance. The Company shall provide the Employee with an automobile allowance of $1,485 per month during the term of this Agreement from which the Employee shall be responsible for the cost of the automobile and related maintenance, repairs, gasoline and insurance.

        (f) Retirement Plan. The Company shall make the maximum dollar annual contribution on behalf of the Employee to its tax exempt profit sharing plan qualified under Internal Revenue Code Section 401(a) (the "Plan") or in such other manner as the parties may mutually agree; provided, however, that no such contribution shall exceed any applicable contribution limitations imposed by the Internal Revenue Code or the Plan, which currently provide, among other requirements, that annual contribution allocations to a single participant may not exceed $30,000.

     5. Term. The term of employment under this Agreement shall commence March 6, 1997 and shall continue through December 31, 2002, unless sooner terminated as provided in this Agreement. Upon said expiration date of this Agreement, unless either party notifies the other at least 180 days prior to said expiration date, this Agreement shall automatically extend for an additional five year term.

     6. Termination

        (a) With Cause. This Agreement may be terminated by either party for cause upon 60 days prior written notice to the other party in the event there is a material breach of the obligations hereunder. The party asserting such material breach shall provide written notice thereof in detail to the other party who shall have 60 days from the receipt of such notice to cure such material breach.

        (b) Change of Control. This Agreement may be terminated by the Employee within 365 days of the occurrence of an event of a "Change of Control" of either the Company, ASCIC or ASIG, upon ninety (90) days prior written notice to the Company. In any such event, upon receipt of notice of termination, the Company shall pay Employee two times his then annual salary. For purposes of this Paragraph 6(b), "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

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                (i) The date any entity or person shall have become the
        beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of the outstanding Common Shares of the Company. For the purposes hereof, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, any subsidiaries of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act;

                (ii) The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any Common Shares of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or

                (iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a twenty four-month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twenty four-month period.

        (c) Effective Date. For purposes of Paragraphs 6(a) and (b), termination shall be deemed to have occurred upon the expiration of the applicable notice period. Termination of this Agreement shall not relieve or release the parties from their respective obligations hereunder through such date and as otherwise specifically provided in this Agreement.

        (d) Death. In the event of the death of the Employee, his employment by the Company shall be deemed terminated at the end of the calendar month in which his death occurs, and all subsequent compensation and other benefits under this Agreement shall cease, except as otherwise specifically provided in this Agreement to the contrary. In such event, the Employee's salary and other

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benefits shall be continued for a period of six months following the end of the month in which the Employee's death occurs. Nothing herein shall restrict the Employee's estate or heirs from any benefits under applicable law.

        (e) Disability. In the event of the disability of the Employee for a period in excess of 180 days, such that the Employee is unable to substantially perform his services hereunder, his employment by the Company shall be deemed to terminate at the end of the calendar month which includes the last day of said period, and all subsequent compensation and other benefits under this Agreement shall cease, except as otherwise specifically provided in this Agreement to the contrary. For purposes of this Agreement, "disability" shall mean an illness, injury, or other physical or mental condition of the Employee occurring for a period of 180 consecutive days from commencement or occurrence after the date of this Agreement, which results in the Employee's inability to perform during such period substantially all of the full-time duties he performed in his capacity as the senior executive employee of the Company and to the extent he was performing such duties immediately prior to the commencement or occurrence of such condition, as certified in writing by a medical doctor, selected by the Company, who is competent in the field of medicine to which such condition is related.

     7. Specific Performance. In the event of a breach of this Agreement, any non-breaching party hereto may maintain an action for a specific performance against the other party hereto who is alleged to have breached any of the terms, conditions, representations, warranties or agreements herein contained and it is hereby further agreed that no objection to the form of action in any proceeding for specific performance of this Agreement shall be raised by any party hereto so that such specific performance of this Agreement may not be obtained by the aggrieved party. Notwithstanding anything contained in this Agreement to the contrary, the foregoing sentence shall not be construed to limit in any manner whatsoever any of the rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

     8. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered in person, in which event the notice shall be deemed effective when delivered, or by overnight delivery service providing documentation of receipt, or telexed or telecopied, in which event the notice shall be deemed to have been received on the next business day following delivery to such service or acknowledgment of receipt by recipient's telex or telecopy machine. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

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                (i)  If to the Company:
                     Synergy Insurance Services, Inc.
                     Attn:  General Counsel
                     1845 The Exchange, Suite 200
                     Atlanta, Georgia  30339

                (ii) If to Employee:
                     Lloyd A. Fox
                     6695 Riverside Drive, N.W.
                     Atlanta, Georgia  30328

Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section.

     9. Arbitration. Upon agreement of the parties hereto, any dispute or disagreement between the parties arising out of this Agreement may be submitted to and determined in binding arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association. All arbitration proceedings shall be conducted in Atlanta, Georgia.

                The arbitration tribunal shall consist of three arbitrators, one each selected by Company and Employee, and the third selected by the two selected arbitrators. If either Company or Employee fails to select an arbitrator within 30 days of receipt of a request for selection from the other party or from the American Arbitration Association, or if the arbitrators selected by Company and Employee shall be unable to agree on the selection of the third arbitrator within 30 days of their selection, such arbitrator shall be appointed in accordance with the Rules for Commercial Arbitration of the American Arbitration Association. If any arbitrator shall fail to serve or shall be unable to discharge his or her duties, such arbitrator shall be replaced by the party appointing such arbitrator in the same manner of selection, or if the third arbitrator, in accordance with the above procedure, within 30 days after request from either Company or Employee.

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     The decision rendered by a majority of the members of the arbitration tribunal shall be final and binding upon the parties and may be entered as a judgment in, and enforced by, any court of competent jurisdiction. The prevailing party shall be entitled to recover from the other party all the costs and expenses of the prevailing party incurred in connection with the arbitration, including arbitration fees, reasonable out-of-pocket expenses, reasonable attorneys fees for services before and during the arbitration and any appeal or enforcement thereof. This arbitration provision shall survive the termination or expiration of this Agreement and shall not be extinguished thereby.

     10. Miscellaneous.

        (a) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and supersedes all prior promises, representations, inducements, understandings and agreements between the parties, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

        (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation with which or into which any corporate party or any successor or subsidiary may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by such person.

        (c) Headings. The headings or captions of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

        (d) Severability. The provisions of this Agreement are severable, and invalidity of any provision shall not affect the validity of any other provision.

        (e) Governing Law and Venue. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia, notwithstanding any state's choice of law rules to the contrary. Further, the parties hereto express and agree that any and all action concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court sitting in the State of Georgia, and each party hereby consents and submits to the jurisdiction and venue of such state or federal court.

        (f) Waiver. The waiver by a party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

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        (g) Attorney Fees. In the event litigation shall be necessary to enforce, interpret, or rescind the provisions of this Agreement or relating to matters set forth herein, the prevailing party shall be entitled to recover from the adverse party, in addition to such other relief, the prevailing party's reasonable attorney's fees for services before trial, on trial, and on any appeal therefrom.

        (h) Construction. This Agreement is the product of negotiation of and preparation by and among each party. Therefore, the parties acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or the other and should be construed accordingly.

        (i) Singular; Gender. Unless the content otherwise requires, whatever used in this Agreement, the singular shall also include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine gender, and vice versa.

        (j) Counterparts. This Agreement may be executed in counterparts, all of which when taken together shall together constitute one and the same document. Recitals. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made part of, this Agreement.

        In Witness Whereof, the parties hereto have duly executed this Agreement as a sealed instrument as of March 6, 1997.


Company:                                 Employee:

SYNERGY INSURANCE                        /s/ Lloyd A. Fox
SERVICES, INC.                           ----------------------------
                                         LLOYD A. FOX


By: /s/ Frederick C. Treadway
    -----------------------------------
Title: Chairman
      ---------------------------------

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                                                                       EXHIBIT A


                             POSITION DESCRIPTION

                       PRESIDENT/CHIEF EXECUTIVE OFFICER

REPORTING:  Executive Committee and Board of Directors of Synergy Is Services,
            Inc. (the "Company")

RESPONSIBILITIES:

     Responsible for overall management and control of operations of general liability and related bond agencies, and of related insurance company clients of the Company.

     Oversee and manage underwriting, loss control, claims, marketing, administrative and bookkeeping/financial departments and staff personnel of the Company and related bond agency.

     Manage hiring and termination of all staff and set staff compensation levels for the Company and related bond agency.

     Liaison with outside management and professional firms retained by the Company or related bond agency or insurance company clients.

     Preparation of annual budgets for the Company and related bond agency and insurance company clients, subject to approval by Treasurer of the Company and boards of the Company, bond agency and insurance company clients.

     Periodically report to Executive Committee and Board of Directors of the Company and related bond agency and insurance company clients as directed by Executive Committee and Board of Directors.

     Oversee the negotiation of relationships between the Company, and related bond agency and insurance company clients and producing brokers.

     Oversee the negotiation of relationships between the Company, and related bond agency and insurance company clients and producing brokers.

     Oversee the negotiation of reinsurance agreements between related insurance company clients and reinsurers, subject to approval by Boards of such clients.

     Manage the Company and related bond agency operations and performance pursuant to agreements between the Company and related insurance company clients.

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     Recommend to Executive Committee and Board of Directors areas of new business development.

     Plan Executive Committee and Board meetings per schedule adopted by Board of Directors.

     In general be responsible for managing operations of the Company and related bond agency in accordance with directions of Executive Committee and Board of Directors.

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